SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported): May 16, 2001 (May 14, 2001)


                          Rare Medium Group, Inc.
             (Exact Name of Registrant as Specified in Charter)


          Delaware                 000-13865                  23-2368845
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      (State or Other        (Commission File No.)          (IRS Employer
      Jurisdiction of                                    Identification No.)
       Incorporation)


           565 Fifth Avenue, 29th Floor, New York, New York 10017
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        (Address of Principal Executive Offices, including Zip Code)


                               (212) 883-6940
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            (Registrant's telephone number, including area code)


                                    N/A
      ----------------------------------------------------------------
       (Former Name or Former Address, if Changed Since Last Report)




ITEM 5.  Other Events

         On May 14, 2001, we signed a definitive merger agreement with Motient Corporation ("Motient") through which we will become a wholly owned subsidiary of Motient and our stockholders will receive, among other things, newly issued convertible preferred stock and shares of XM Satellite Radio Holdings, Inc. Class A common stock owned by Motient.

         The combined company will provide wireless email, internet and corporate intranet services, as well as software consulting, web based development, wireless software, and network integration services. The merged companies will operate as Motient Corporation and will be headquartered in Reston, VA.

         In the merger, each share of our existing common stock will be exchanged for one-tenth of a share of a new series of Motient's convertible preferred stock with a liquidation preference of $20.00 per share. Each whole share of convertible preferred stock will be convertible at any time into 6.4 shares of Motient common stock and will automatically convert if the weighted average trading price of Motient's common stock equals or exceeds $3.125 per share for each of 10 consecutive trading days. In addition, outstanding options and warrants previously issued by us will convert into options and warrants to purchase Motient stock, on like terms.

         As part of the merger transaction, Motient will deliver 9 million shares of its XM Radio Class A common stock as merger consideration for all outstanding shares of our Series A Preferred Stock, which are held by affiliates of Apollo Management, L.P. If the sum of the value of the XM Radio shares plus the amount described in the next paragraph is less than $115 million, Motient will issue a three-year promissory note as additional merger consideration in the amount of any deficiency. The principal amount of this note will be subject to re-adjustment on September 30, 2001, based on the then-current market value of XM Radio stock.

         At the time of the Closing, the holders of our Series A Preferred Stock will purchase Motient's outstanding bank debt currently guaranteed by Baron Capital Partners L.P. and Singapore Telecommunications Ltd., and will receive as merger consideration cash in an amount equal to the remaining portions of the revolving credit facility that are attributable to the Baron and Singapore Telecom guaranteed tranches, expected to be approximately $13 million.

         The merger agreement provides that if necessary for liquidity purposes, and subject to certain conditions, Motient may either draw upon the second $25 million tranche under our note purchase agreement with Motient announced in April 2001, or sell up to 2 million additional XM Radio shares, with 50% of such proceeds to be used to repay bank debt.

         Upon closing, Motient's board will increase to include three members to be designated by us.

         The closing of the merger transaction is subject to customary closing conditions, including receipt of all required regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act, as well as receipt of Motient bank waivers, and approval by the stockholders of both companies. It is expected that the transaction will close in the third quarter of 2001.

         Certain stockholders entered into voting agreements with us pursuant to which they agreed to vote in favor of the merger all Motient shares to which they are entitled to vote. As of May 14, 2001, such stockholders were entitled to vote 14,008,998 Motient shares representing approximately 28% of the votes entitled to be cast. In addition, affiliates of Apollo Management, L.P. entered into voting agreements with Motient pursuant to which they agreed to vote in favor of the merger all Rare Medium shares to which they are entitled to vote. As of May 14, 2001, such stockholders were entitled to vote approximately 31% of the outstanding votes entitled to be cast.

         On May 12, 2001, Suresh Mathews, our President and Chief Operating Officer and the President and Chief Operating Officer of our Rare Medium, Inc. subsidiary, resigned to pursue other business interests.

ITEM 7.  Exhibits



Exhibit 2.1(a) Agreement and Plan of Merger, dated as of May 14, 2001, by and among Motient Corporation, Rare Medium Group, Inc. and MR Acquisition Corp.

Exhibit 2.1(b) Form of Restated Certificate of Incorporation of Motient Corporation

Exhibit 2.1(c)      Terms of Discrepancy Note

Exhibit 99          Press Release




                                 SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                  RARE MEDIUM GROUP, INC.
                                  (Registrant)

DATE:  May 16, 2001               By:  /s/ Robert C. Lewis
                                      ------------------------------------
                                           Name:    Robert C. Lewis
                                           Title:   Senior Vice President
                                                    and General Counsel